Exhibit 4.10

CASH MANAGEMENT AGREEMENT

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP,
as Guarantor

- and -

THE BANK OF NOVA SCOTIA,
as Cash Manager, GDA Provider, Seller and Servicer

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
as Bond Trustee

DATED AS OF JULY 19, 2013

- ii -

- iii -

SCHEDULE 1	1
SCHEDULE 2	1
SCHEDULE 3	1

THIS CASH MANAGEMENT AGREEMENT is made as of July 19, 2013

BETWEEN:

(1)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor);
(2)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as Cash Manager, GDA Provider, Seller and Servicer; and
(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	Under the terms of the Program, the Issuer will issue Covered Bonds from time to time on an Issue Date.
(B)	The net proceeds from the issuance of each Tranche of Covered Bonds will be added to the general funds of the Issuer.
(C)	The Guarantor will borrow funds under the Intercompany Loan Agreement, subject to the terms of the Intercompany Loan Agreement.
(D)	The Guarantor will use proceeds from the Intercompany Loan (i) to purchase Loans and their Related Security for inclusion in the Covered Bond Collateral pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitute Assets in an amount not exceeding the prescribed limit; and/or (iii) subject to complying with the Asset Coverage Test to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit);
(E)	The Guarantor has provided a guarantee pursuant to which it has agreed to pay an amount equal to the Guaranteed Amounts when the same become Due for Payment but which would otherwise be unpaid by the Issuer.
(F)	The Cash Manager will provide Cash Management Services (as hereinafter defined) to the Guarantor and the Bond Trustee pursuant to the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

2

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on the date hereof (as the same may be amended, restated and/or supplemented from time to time, with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	Interpretation
(a)	For purposes of this Agreement, “this Agreement” has the same meaning as Cash Management Agreement in the Master Definitions and Construction Agreement.
(b)	The parties hereto acknowledge that the Cash Manager is performing the Cash Management Services for and on behalf of the Guarantor pursuant to the terms of this Agreement and to the extent that anything herein is referred to as being done by the Cash Manager, such reference is deemed to include a reference to such thing being done by the Guarantor (or the Cash Manager on its behalf).
1.3	Schedules

The Schedules attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

Article 2
APPOINTMENT OF CASH MANAGER

2.1	Appointment

From the date hereof, until termination of this Agreement pursuant to Article 14 hereof, the Guarantor hereby appoints the Cash Manager as its lawful agent to provide the cash management services set out in this Agreement (including without limitation Section 3.4) and in Schedule 1 and 2 hereto (together as, the “Cash Management Services”) and the Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Bond Trustee hereby consents to the appointment of the Cash Manager on the terms and conditions set out herein.

From the date hereof until the earlier of the termination of this Agreement pursuant to Article 14 hereof and the occurrence of an Issuer Event of Default, the Issuer hereby appoints the

3

Cash Manager as its lawful agent solely for the purpose of the preparation of Investor Reports pursuant to Section 9.4(b) and acknowledges the role of the Servicer in preparing such Investor Reports. The Cash Manager hereby accepts such appointment on the terms and subject to the conditions of this Agreement.

2.2	Duties prescribed by Transaction Documents

For the avoidance of doubt and in connection with the appointment made pursuant to Section 2.1 hereof, save as expressly provided elsewhere in this Agreement, nothing herein will be construed so as to give the Cash Manager any powers, rights, authorities, directions or obligations other than as specified in this Agreement and any other Transaction Documents.

Article 3
THE CASH MANAGEMENT SERVICES

3.1	General

The Cash Manager will provide the Cash Management Services set out in this Agreement. Unless otherwise agreed by the Bond Trustee, the Cash Management Services will be performed in the Province of Ontario and in the performance thereof the Cash Manager will not take or permit any action which would result in any Charged Property that is personal property to be located outside of the Province of Ontario.

3.2	Approvals and Authorizations

The Cash Manager will maintain, or procure the maintenance of, all approvals, authorizations, consents and licences required in connection with the activities of the Guarantor that is the subject of this Agreement and will prepare and submit, or procure the preparation and submission of, on behalf of the Guarantor, all necessary applications and requests for any further approvals, authorizations, consents or licences which may be required in connection with the activities of the Guarantor that is the subject of this Agreement and will, so far as it is reasonably able to do so, perform the Cash Management Services in such a way as not to prejudice the continuation of any such approvals, authorizations, consents or licences.

3.3	Compliance with Transaction Documents

The Cash Management Services shall include the Cash Manager using all reasonable efforts to cause the Guarantor to comply with all applicable legal requirements and with the terms of the Transaction Documents to which the Guarantor is a party, provided always that the Cash Manager, solely in its capacity as cash manager, shall not be required to lend or provide any sum to the Guarantor and shall have no liability whatsoever to the Guarantor, the Bond Trustee or any other person, in its capacity as cash manager, other than to the extent arising under this Agreement or from any failure by the Guarantor to make any payment due under any of the Transaction Documents. For greater certainty, the foregoing shall not relieve the Bank from any failure to make or direct any payment due by the Bank under any of the Transaction Documents, in any capacity other than as Cash Manager, including without limitation in its

4

capacity as Issuer, Servicer, Seller, Intercompany Loan Provider, Interest Rate Swap Provider, Covered Bond Swap Provider or Limited Partner of the Guarantor.

3.4	Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation

Without limitation to the Cash Management Services described elsewhere in this Agreement, the Cash Manager hereby agrees:

(i)	on each Toronto Business Day, to determine whether the Pre-Maturity Test (as set out in the Guarantor Agreement) for each series of Hard Bullet Covered Bonds, if any, is satisfied;
(ii)	to do all calculations that are required to determine whether the Guarantor is in compliance with the Asset Coverage Test on each Calculation Date and to determine, on each Cash Flow Model Calculation Date, the Asset Percentage;
(iii)	following an Issuer Event of Default, to do all calculations that are required to determine whether the Guarantor is in compliance with the Amortization Test on each Calculation Date;
(iv)	at any time the Cash Manager is required to do so by the terms of the Intercompany Loan Agreement or requested to do so by the Issuer, to do all calculations which are required to determine (a) the balances outstanding on the Guarantee Loan and the Demand Loan, and (b) compliance with the Asset Coverage Test, in accordance with the terms of the Intercompany Loan Agreement as of the date reasonably requested or required in respect thereof;
(v)	to do all calculations which are required to determine the Valuation Calculation as of each Calculation Date on or before the Toronto Business Day at least two Toronto Business Days prior to the immediately following Guarantor Payment Date; and
(vi)	on or prior to each Calculation Date, to determine whether the Guarantor is in compliance with the Prescribed Cash Limitation and where required in connection therewith to give any and all notices to the Guarantor, CMHC, the Issuer and/or the Bond Trustee in the time and in the manner prescribed in the Guarantor Agreement, the Intercompany Loan Agreement, the Security Agreement or the CMHC Guide.

Not later than fifteen days following any Calculation Date in respect of which the Cover Pool Monitor is obliged, in accordance with Article 2 of the Cover Pool Monitor Agreement, to conduct tests of the calculations performed by the Cash Manager or in respect of a prior Calculation Date identified by the Cover Pool Monitor, the Cash Manager will provide the Cover Pool Monitor with the information described in Article 2 or Article 3, as applicable, of the Cover Pool Monitor Agreement.

5
3.5	Indemnification

The Cash Manager will indemnify each of the Guarantor and the Bond Trustee on demand for any loss, liability, claim, expense or damage suffered or incurred by either of them in respect of the dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Cash Manager or any of its officers, employees or agents in carrying out its functions as Cash Manager under this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions or as a result of a breach by the Cash Manager of any covenant, obligation, term or condition of this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions.

Article 4
PAYMENTS, ACCOUNTS, LEDGERS

4.1	Establishment of Bank Accounts

The Cash Manager hereby represents, warrants and covenants to the Bond Trustee and Guarantor as follows:

(a)	that the GDA Account has been established on or before the date hereof pursuant to the Bank Account Agreement, Guaranteed Deposit Account Contract and the Security Agreement in the agreed form and will apply thereto as at the Program Date;
(b)	that the Transaction Account has been established on or before the date hereof pursuant to the Bank Account Agreement and the Security Agreement in the agreed form and will apply thereto as at the Program Date;
(c)	that it will use its best reasonable efforts to cause the GDA Account and the Transaction Account to be operative as at the Program Date;
(d)	that it will not knowingly create or permit to subsist any Security Interest in relation to the GDA Account or the Transaction Account, other than as created under or permitted pursuant to the terms of the Security Agreement or any other Transaction Document;
(e)	that it has entered into, on or before the date hereof, the Standby Guaranteed Deposit Account Contract and the Standby Bank Account Agreement;
(f)	that if one or more Rating Agencies downgrades or withdraws the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Account Bank, or the issuer default rating of the Account Bank, as applicable, below the Account Bank Required Ratings (such an event an “Account Bank Ratings Downgrade”) or if the Bank Account Agreement is otherwise terminated for any reason except pursuant to Section 7.4(a) of the Bank Account Agreement, or an Issuer Event of Default (A) occurs and is continuing, or (B) has previously occurred and is continuing (provided that the Account Bank is the Issuer or an Affiliate thereof), it will:

6
(i)	within two (2) Toronto Business Days:
A.	serve a Standby Account Bank Notice on the Standby Account Bank with a copy to the Standby GDA Provider (if different than the Standby Account Bank); and
B.	subject to Section 4.1(f)(ii), establish the Standby GDA Account and the Standby Transaction Account in accordance with the terms of the Standby Guaranteed Deposit Account Agreement and the Standby Account Agreement and cause the amounts standing to the credit of the GDA Account held with the Account Bank to be transferred to the Standby GDA Account and the amounts standing to the credit of the Transaction Account, if any, to be transferred to the Standby Transaction Account in each case, promptly upon the establishment of such accounts and, in any event, within five (5) Toronto Business Days of the occurrence of any event requiring the serving of the Standby Account Bank Notice; and
(ii)	to the extent required but not practicable within the five (5) Toronto Business Day period referred to in Section 4.1(f)(i)(B), within 30 days, re-direct to the Standby GDA Account or the Standby Transaction Account, as applicable, all payments of principal, interest and other amounts under Loans and Substitute Assets that would have otherwise been payable to the GDA Account or the Transaction Account, as applicable (it being understood that all amounts standing to the credit of the GDA Account held with the Account Bank must be transferred to the Standby GDA Account and the amounts standing to the credit of the Transaction Account, if any, must be transferred to the Standby Transaction Account, in each case, within such 30 day period); provided that during such 30 day period any such amounts received into the GDA Account or the Transaction Account, as applicable shall be transferred or otherwise deposited to the Standby GDA Account or the Standby Transaction Account, as applicable, within five (5) Toronto Business Days of receipt.
(g)	that if one or more Rating Agencies downgrades or withdraws the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank or the issuer default rating of the Standby Account Bank, as applicable, below the Standby Account Bank Required Ratings (such an event a “Standby Account Bank Required Ratings Downgrade”) or if the Standby Bank Account Agreement is otherwise terminated for any reason except pursuant to Section 7.3 (Automatic Termination) of the Standby Bank Account Agreement, it will:
(i)	within five (5) Toronto Business Days:
A.	engage a replacement Standby Account Bank with ratings by the Rating Agencies equal to or greater than each of the Standby Account Bank Required Ratings and enter into a new bank account agreement (the “New Standby Bank Account Agreement”) and a new guaranteed deposit account contract (the “New Standby GDA

7

Agreement”) substantially on the same terms as the Standby Bank Account Agreement and the Standby GDA Agreement;

B.	subject to Section 4.1(g)(ii), direct the Standby Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement (it being understood that all such funds must be transferred within the five (5) Toronto Business Day period to such replacement accounts); and
(ii)	to the extent required but not practicable within the five (5) Toronto Business Day period referred to in Section 4.1(g)(ii)(B) to transfer the funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement, within 30 days following such occurrence, direct the Standby Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement (it being understood that all such funds must be transferred within the 30 day period to such replacement accounts), provided that, during such 30 day period, any amounts received into the Guarantor Accounts shall be transferred or otherwise deposited to the replacement accounts under the terms of the New Standby Bank Account Agreement and the New Standby GDA Agreement, as applicable, within five (5) Toronto Business Days of receipt.
4.2	Ledgers
(a)	The Cash Manager will open and maintain in the books or records of the Guarantor certain Ledgers to be known as:
(i)	the Revenue Ledger;
(ii)	the Principal Ledger;
(iii)	the Reserve Ledger, if applicable;
(iv)	the Intercompany Loan Ledger;
(v)	the Payment Ledger;
(vi)	the Capital Account Ledgers; and
(vii)	the Pre-Maturity Liquidity Ledger;

and all the foregoing Ledgers will together reflect the aggregate of: (A) all amounts held by the Cash Manager for and on behalf of the Guarantor; (B) all amounts standing to the

8

credit of the GDA Account (or, as applicable, the Standby GDA Account); and (C) all amounts invested in Substitute Assets for and on behalf of the Guarantor.

(b)	The Cash Manager will open and maintain in the books or records of the Guarantor the Intercompany Loan Ledger which will record amounts repaid in respect of each Advance borrowed under the Intercompany Loan in accordance with the terms and conditions of the Intercompany Loan Agreement.
(c)	The Cash Manager will make credits and debits to the Ledgers in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto.
(d)	Without limiting any other provision, it will hold all cash solely in the Guarantor Accounts on a segregated basis and will not commingle with other funds.
4.3	Cash Flows
(a)	Subject to Section 4.3(b) below, the Cash Manager is hereby authorized to collect, receive and hold the following amounts for and on behalf of the Guarantor and the Bond Trustee:
(i)	all Revenue Receipts;
(ii)	all Principal Receipts;
(iii)	all Cash Capital Contributions;
(iv)	all amounts received by the Guarantor pursuant to the Interest Rate Swap Agreement; and any other amounts whatsoever received by or on behalf of the Guarantor after the date hereof (including, without limitation, the proceeds of any Advances made to the Guarantor under the Intercompany Loan where such proceeds have not been applied to acquire Loans and their Related Security, fund Additional Advances in respect of Loans sold by the Seller to the Guarantor, invest in Substitute Assets or make a Capital Distribution pursuant to the terms of the Guarantor Agreement).
(b)	The Cash Manager will cause all transfers, payments and/or withdrawals, as applicable, of amounts held by the Cash Manager for and on behalf of the Guarantor and the Bond Trustee and amounts standing to the credit of the Transaction Account (or, as applicable, the Standby Transaction Account) and the GDA Account (or, as applicable, the Standby GDA Account) to be made in accordance with the provisions of this Agreement and any other Transaction Documents.
(c)	The Cash Manager will procure that:
(i)	amounts received by the Guarantor under the Interest Rate Swap are promptly paid into the GDA Account (or, as applicable, the Standby GDA Account); and

9
(ii)	amounts payable by the Guarantor under the Interest Rate Swap are promptly paid from the GDA Account (or, as applicable, the Standby GDA Account).
(d)	The Cash Manager will procure that all interest earned on the Guarantor Accounts and all investment proceeds from any Substitute Assets purchased from amounts standing to the credit of the GDA Account (or, as applicable, the Standby GDA Account), are promptly credited to the GDA Account (or, as applicable, the Standby GDA Account).
(e)	The Cash Manager will procure that the proceeds of each Advance under the Intercompany Loan are applied in accordance with the Intercompany Loan Agreement and any other Transaction Documents.
(f)	Each of the payments into the GDA Account (or, as applicable, the Standby GDA Account) will be made forthwith upon receipt by the Guarantor (or the Cash Manager on its behalf) of the amount in question.
(g)	For the avoidance of doubt, as soon as reasonably practicable after becoming aware of the same, the Cash Manager will withdraw funds from any Guarantor Account if and to the extent that such funds were credited thereto in error and will use its commercially reasonable endeavours to ensure that such funds are applied correctly thereafter.
(h)	The Cash Manager will promptly notify each of the Guarantor and the Bond Trustee of any additional account permitted by the Transaction Documents which supplements or replaces any of the Guarantor Accounts and each of the parties hereto agrees to make any amendments to this Agreement that are required as a result of the establishment of any supplemental account.
(i)	Each of the Cash Manager and the Guarantor undertakes that, so far as it is able to procure the same, each of the Guarantor Accounts and all instructions and any applicable Mandate in relation thereto will continue to be operative and will not, save as permitted pursuant to the Bank Account Agreement, be changed without the prior written consent of the Bond Trustee (such consent not to be unreasonably withheld or delayed provided that each supplemental or replacement account will be subject at all times to a valid, perfected and first priority Security Interest in favour of the Bond Trustee on substantially the same terms as the security over the Guarantor Accounts granted to the Bond Trustee pursuant to the Security Agreement). For the avoidance of doubt, the Cash Manager may change the authorized signatories in respect of any instructions or any applicable Mandate relating to the Guarantor Accounts, without the prior written consent of the Bond Trustee, in accordance with Section 3.2 of the Bank Account Agreement.
(j)	Prior to (i) a Rating Agency withdrawing or downgrading the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash

10

Management Deposit Rating, or (ii) a Covered Bond Swap Effective Date, funds held by the Cash Manager for or on behalf of the Guarantor will be used to make payments on or before the next following Guarantor Payment Date in accordance with Article 6 of the Guarantor Agreement and following any such payments to be made on the Guarantor Payment Date any remaining amounts held by the Cash Manager for or on behalf of the Guarantor will be deposited in the GDA Account (or the Standby GDA Account, as applicable).

(k)	At any time following a Rating Agency withdrawing or downgrading the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash Management Deposit Rating, the Cash Manager will be required to direct the Servicer to deposit all Revenue Receipts and all Principal Receipts received by the Servicer directly into the GDA Account (or, as applicable, the Standby GDA Account) within the applicable time period specified for such deposit by the Servicer in accordance with the terms of the Servicing Agreement.
4.4	Withdrawals

The Cash Manager may make withdrawals:

(a)	on behalf of the Guarantor from the GDA Account (or, as applicable, the Standby GDA Account), but only:
(i)	if the Account Bank (or, as applicable, the Standby Account Bank) has confirmed to the Cash Manager that there are sufficient amounts standing to the credit of the GDA Account (or, as applicable, the Standby GDA Account) to make such withdrawal on such date;
(ii)	for payment of the funds to the Transaction Account (or, as applicable, the Standby Transaction Account) and application thereof in accordance with the applicable Priorities of Payments or in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto or otherwise in accordance with the Transaction Documents; and
(iii)	until the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice;
(b)	on behalf of the Guarantor from the Transaction Account (or, as applicable, the Standby Transaction Account) for application in accordance with the applicable Priorities of Payments and in accordance with Schedule 2 (Cash Management and Maintenance of Ledgers) hereto or otherwise in accordance with any other Transaction Documents, but only until the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice; and

11
(c)	solely upon the direction of the Bond Trustee in accordance with the Security Agreement, from the GDA Account (or, as applicable, the Standby GDA Account) and the Transaction Account (or, as applicable, the Standby Transaction Account) following the occurrence of a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Guarantor of which the Cash Manager has received notice, but will not in carrying out its functions as Cash Manager under this Agreement otherwise make withdrawals from the Guarantor Accounts.

4.5	Bank Account Statements

The Cash Manager will take all reasonable steps to ensure that it receives a monthly bank statement from the Account Bank (or, as applicable, the Standby Account Bank) in relation to each of the Guarantor Accounts and that it furnishes a copy of such statements to the Guarantor and the Bond Trustee.

4.6	Payments to Paying Agents

Each of the Bond Trustee and the Guarantor agree that all amounts payable by the Covered Bond Swap Provider to the Guarantor under the Covered Bond Swap Agreement and in accordance with the applicable Priorities of Payments, will be paid directly to the Paying Agents, and the Guarantor (or the Cash Manager on its behalf) will direct the Covered Bond Swap Provider accordingly.

4.7	Deposits

Amounts (if any) held by the Cash Manager for and on behalf of the Guarantor or standing to the credit of the Transaction Account (or, as applicable, the Standby Transaction Account) which are not required to be applied in accordance with paragraphs (a) to (i) of the Pre-Acceleration Revenue Priority of Payments or paragraphs (a) to (f) of the Pre-Acceleration Principal Priority of Payments will, if applicable, be deposited by the Cash Manager and, in each case be credited to the appropriate ledger in the GDA Account on the Guarantor Payment Date.

Article 5
THIRD PARTY AMOUNTS

5.1	Third Party Amounts

The Cash Manager will withdraw any Third Party Amounts received by the Guarantor and standing to the credit of a Guarantor Account and pay the same to the Seller provided that there are sufficient amounts standing to the credit of the relevant Guarantor Account to meet such payment. Third Party Amounts due to the Seller will be paid by wire transfer to such account as may be specified by the Seller from time to time, promptly following a request for such withdrawal being received from the Seller. The Seller will pay such Third Party Amounts to the relevant third party.

12

Article 6
Interest Rate Swap Agreement

6.1	Computations

The Cash Manager will determine, in accordance with the terms of the Interest Rate Swap Agreement, the Receipt Ratio and the Average Loan Balance (each as defined in the Interest Rate Swap Agreement) in respect of the relevant Calculation Period and will notify the Guarantor and the Bond Trustee of such amounts and balances on the Toronto Business Day that is at least two days prior to the first Guarantor Payment Date following the relevant Calculation Period.

6.2	Termination of the Interest Rate Swap Agreement

If on or prior to the repayment in full of the final Tranche of the Covered Bonds then outstanding, the Interest Rate Swap Agreement is terminated other than as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Interest Rate Swap Agreement) or the delivery of a Guarantor Acceleration Notice to the Guarantor of which the Cash Manager has received notice or a partial termination of the Interest Rate Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, then the Cash Manager (on behalf of the Guarantor) will enter into one or more new swaps with one or more third party swap provider(s) and the Bond Trustee, to hedge the risks being hedged under the terms of the Interest Rate Swap Agreement; provided that at any time that the Guarantor is Independently Controlled and Governed, the Guarantor shall have the discretion to refrain from hedging such risks. The Cash Manager may apply any termination payment received in respect of the foregoing from the Interest Rate Swap Provider for such purpose in accordance with Article 6 (Priorities of Payment) of the Guarantor Agreement.

Article 7
covered bond swap agreement

7.1	Computations

Following the Covered Bond Swap Effective Date, the Cash Manager will determine, in accordance with the terms of the Covered Bond Swap Agreement, in respect of the relevant Calculation Period, the amount of principal payments to be made with respect to the Covered Bonds and will notify the Guarantor and the Bond Trustee of such amounts, balances and rates on the Toronto Business Day that is at least two days prior to the first Guarantor Payment Date following the relevant Calculation Period.

7.2	Termination of the Covered Bond Swap Agreement

If the Covered Bond Swap Agreement is terminated in respect of any Tranche of Covered Bonds on or prior to the repayment in full of such Tranche of Covered Bonds (other than as a result of an Event of Default (as defined in the Covered Bond Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Covered Bond Swap Agreement)) or the delivery of a Guarantor Acceleration Notice to the Guarantor or a partial termination of the

13

Covered Bond Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, then the Cash Manager (on behalf of the Guarantor and the Bond Trustee) will enter into a new swap to hedge the risks being hedged under the terms of the Covered Bond Swap Agreement; provided that at any time that the Guarantor is Independently Controlled and Governed, the Guarantor shall have the discretion to refrain from hedging such risks. The Cash Manager may apply any termination payment received in respect of the foregoing from the Covered Bond Swap Provider pursuant to the Covered Bond Swap Agreement for such purpose in accordance with Article 6 (Priorities of Payment) of the Guarantor Agreement.

Article 8
NO LIABILITY

8.1	No Liability
(a)	Save as otherwise provided in this Agreement, the Cash Manager will have no liability for the obligations of the Guarantor, the Bond Trustee and/or any other Person under any other Transaction Document or otherwise and nothing herein will constitute a guarantee, indemnity or similar obligation by or of the Cash Manager of or in relation to the obligations of either the Guarantor, the Bond Trustee and/or any other Person under any other Transaction Document.
(b)	For greater certainty, the Cash Manager will not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Guarantor, the Bond Trustee and/or any other Person as a result of the proper performance of the Cash Management Services by the Cash Manager save to the extent that such loss, liability, claim, expense or damage is suffered or incurred as a result of any dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Cash Manager or any of its officers, employees or agents or as a result of a breach by the Cash Manager of any covenant, obligation, term or condition of this Agreement or any other Transaction Document to which the Cash Manager is a party (in its capacity as such) in relation to such functions.

Article 9
INFORMATION

9.1	Use of I.T. Systems
(a)	The Cash Manager represents and warrants that at the date hereof in respect of the software that is to be used by the Cash Manager in providing the Cash Management Services it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software.
(b)	The Cash Manager undertakes that it will for the duration of this Agreement, use commercially reasonable endeavours to:
(i)	ensure that the licences and/or consents referred to in paragraph (a) are maintained in full force and effect; and

14
(ii)	except in so far as it would breach any other of its legal obligations, grant to any Person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such Person as the Guarantor elects as a substitute cash manager (a “Substitute Cash Manager”) in accordance with the terms of this Agreement a licence to use any proprietary software together with any updates which may be made thereto from time to time.
(c)	The Cash Manager will use all commercially reasonable efforts to maintain in working order the information technology systems used by the Cash Manager in providing the Cash Management Services.
(d)	The Cash Manager will pass to any Person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such Person as the Guarantor and the Bond Trustee may select as a Substitute Cash Manager in accordance with the terms of this Agreement the benefit of any warranties in relation to the software insofar as the same are capable of assignment.
9.2	Access to Books and/or Records

Subject to all applicable laws, the Cash Manager will permit the Auditors, the Bond Trustee, the Custodian and any other Person nominated by the Bond Trustee or the Guarantor (in each case, to whom the Cash Manager has no reasonable objection) at any time during normal office hours upon reasonable notice to have access, or procure that such Person or Persons are granted access, to all books, records and accounts relating to the Cash Management Services provided by the Cash Manager and related matters in accordance with this Agreement.

9.3	Statutory Obligations

The Cash Manager will use commercially reasonable efforts, on behalf of the Guarantor, to prepare or cause to be prepared and filed all reports, annual returns, financial statements, statutory forms and other returns which the Guarantor is required by Law (including the CMHC Guide) or any regulatory authority having jurisdiction to prepare and file. If directed by the Guarantor, or requested by the Bond Trustee and consented to by the Guarantor (in its sole discretion), the Cash Manager will cause such accounts to be audited by the auditor appointed by the Guarantor in accordance with the terms of the Guarantor Agreement, and will procure so far as it is able so to do that the auditor will make a report thereon and copies of all such documents will be delivered to the Guarantor and the Bond Trustee as soon as practicable after the end of each accounting reference period of the Guarantor.

9.4	Information Covenants
(a)	With the assistance of the Issuer, the Cash Manager will establish and maintain a website for the Program (the “Program Website”) in accordance with, and the Cash Manager will post on the Program Website all information concerning the Program required by, the applicable requirements of the CMHC Guide.

15
(b)	Within 15 Toronto Business Days after the end of each month following the later of (i) the Program Date, and (ii) the First Issue Date, with the assistance of the Servicer, the Cash Manager will, prior to the occurrence of an Issuer Event of Default, on behalf of the Issuer, and following the occurrence of an Issuer Event of Default, on behalf of the Guarantor, prepare and provide the Guarantor, the Bond Trustee, the Seller and the Rating Agencies with the Investor Report, the form of which is attached hereto as Schedule 3 (Form of Investor Report), and, in the case of each Investor Report other than the Investor Report prepared in respect of the First Issue Date, make available on the Program Website. The Investor Report prepared in respect of the First Issue Date may be prepared on a pro forma basis (assuming an offering size).
(c)	The Cash Manager will provide, or cause to be provided, to the Guarantor and the Bond Trustee copies of any annual returns or financial statements referred to in Section 9.3 as soon as reasonably practicable after the preparation thereof.
(d)	The Cash Manager will (i) notify the Rating Agencies, CMHC and the Bond Trustee in writing as soon as reasonably practicable of the details of any material amendment to the Transaction Documents, of which the Cash Manager has notice, and (ii) provide the Rating Agencies, CMHC and/or Bond Trustee, as applicable, any other information relating to the Cash Manager, solely in its capacity as Cash Manager and in connection with its obligations under this Agreement, as the Rating Agencies and/or the Bond Trustee may reasonably request, provided that the Bond Trustee will not make such a request more than once every three months unless, in the reasonable belief of the Bond Trustee, an Issuer Event of Default or Potential Issuer Event of Default or a Guarantor Event of Default or Potential Guarantor Event of Default or a Cash Manager Termination Event (as defined in Section 14.1 hereof) has occurred and is continuing, and provided further that such request does not adversely and unreasonably interfere with the Cash Manager's day-to-day provision of the Cash Management Services under the terms of this Agreement.
(e)	The Cash Manager will, at the request of the Bond Trustee, furnish the Bond Trustee and the Rating Agencies with such other information relating to its business and financial condition as it may be reasonable for the Bond Trustee to request in connection with this Agreement, provided that such request does not adversely interfere with the Cash Manager's day-to-day provision of the Cash Management Services under the terms of this Agreement.
9.5	Notice of Events of Default and Cash Manager Termination Event

The Cash Manager will deliver to the Guarantor, the Bond Trustee, CMHC and the Rating Agencies as soon as reasonably practicable thereafter, but in any event within three Toronto Business Days of becoming aware thereof, notice of any:

(a)	Cash Manager Termination Event or any event which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand,

16

determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute a Cash Manager Termination Event;

(b)	Issuer Event of Default or Potential Issuer Event of Default; or
(c)	Guarantor Event of Default or any Potential Guarantor Event of Default.
9.6	Notification under Mortgage Sale Agreement

The Cash Manager will notify the Guarantor and the Bond Trustee if it is aware that the purchase of any Loans and their Related Security on a Transfer Date would result in a downgrade or a withdrawal of the then current ratings of the Covered Bonds by any of the Rating Agencies.

Article 10
REMUNERATION

10.1	Fee Payable
(a)	Subject to paragraph (b) below, the Cash Manager will perform the Cash Management Services at no additional cost to the Guarantor and will not be entitled to compensation or reimbursement for performance of the Cash Management Services.
(b)	If the Cash Manager is replaced by a Substitute Cash Manager that is not a member of the Scotiabank Group, such Substitute Cash Manager will be paid a cash management fee which will be agreed in writing between the Guarantor and such Substitute Cash Manager from time to time.
(c)	Unless and until otherwise agreed by the Guarantor and the Substitute Cash Manager in writing, the Guarantor is solely responsible for paying the cash management fee to the Substitute Cash Manager which is referred to in paragraph (b) above.
10.2	Payment of Fee

The cash management fee referred to in Article 10 (Remuneration) hereof, plus GST due thereon, will be paid to the Substitute Cash Manager, where applicable, in arrears on each Guarantor Payment Date in the manner contemplated by and in accordance with the provisions of the applicable Priorities of Payments.

17

Article 11
COSTS AND EXPENSES

11.1	General

Subject to and in accordance with the applicable Priorities of Payments and subject to Section 12.1(d), the Guarantor will on each Guarantor Payment Date reimburse the Cash Manager for all costs, expenses and charges (together with any applicable Taxes, due thereon) properly incurred by the Cash Manager in the performance of the Cash Management Services including any such costs, expenses or charges not reimbursed to the Cash Manager on any previous Guarantor Payment Date, and the Cash Manager will supply the Guarantor with an appropriate invoice with respect to such Taxes issued by it, or, if the Cash Manager has treated the relevant cost, expense or charge as a disbursement for GST purposes, by the Person making the supply.

11.2	Responsibility

Unless and until otherwise agreed by the Guarantor and the Cash Manager in writing, the Guarantor will be solely responsible for reimbursing the Cash Manager for the out-of-pocket costs, expenses and charges referred to in Article 11 (Costs and Expenses) hereof.

Article 12
representations, warranties and COVENANTS OF CASH MANAGER

12.1	Representations, Warranties and Covenants

The Cash Manager hereby represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee that without prejudice to any of its specific obligations hereunder:

(a)	it will exercise and carry out its powers and obligations under this Agreement solely in the best interests of the Guarantor and the Bond Trustee, and in connection therewith, it will devote the degree of care, diligence and skill that a reasonable and prudent person would exercise in comparable circumstances;
(b)	it will comply with any proper directions, orders and instructions which the Guarantor or the Bond Trustee may from time to time give to it in accordance with the provisions of this Agreement and, in the event of any conflict, those of the Bond Trustee will prevail;
(c)	it will keep in force all licences, approvals, authorizations and consents which may be necessary in connection with the performance of the Cash Management Services and prepare and submit all necessary applications and requests for any further approval, authorization, consent or licence required in connection with the performance of the Cash Management Services;

18
(d)	save as otherwise agreed with the Guarantor and the Bond Trustee, it will provide free of charge to the Guarantor during normal office hours space, facilities, equipment and staff sufficient to fulfil the obligations of the Guarantor under this Agreement;
(e)	it will make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof for value on such day without set-off (including, without limitation, in respect of any fees owed to it), abatement, deduction or counterclaim;
(f)	it will not, in its capacity as Cash Manager, without the prior written consent of the Bond Trustee (such consent not to be unreasonably withheld or delayed) and subject to any restrictions under other Transaction Documents and the CMHC Guide, agree to any amendments to or termination of any of the Transaction Documents, to which it is a party in its capacity as Cash Manager, save in accordance with their terms;
(g)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(h)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(i)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(j)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;
(k)	it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and
(l)	the unsecured, unsubordinated and unguaranteed debt obligations or the issuer default rating, as applicable, of the Cash Manager rated by each of the Rating Agencies are at or above each of the Cash Manager Required Ratings.
12.2	Duration of Covenants

The covenants of the Cash Manager in Section 12.1 hereof will remain in force until this Agreement is terminated but without prejudice to any right or remedy of the Guarantor and/or the Bond Trustee arising from breach of any such covenant prior to the date of termination of this Agreement.

19
12.3	Undertaking

The Cash Manager undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 12.1 ceases to be true. The representations, warranties and covenants set out in Section 12.1 will survive the signing and delivery of this Agreement.

Article 13
SERVICES NON-EXCLUSIVE

13.1	Services Non-Exclusive

Nothing in this Agreement will prevent the Cash Manager from rendering or performing services similar to those provided for in this Agreement to or for itself or other Persons, or from carrying on business similar to or in competition with the activities of the Guarantor, or the business of the Bond Trustee or any other Person party to any Transaction Document to which the Cash Manager is a party.

Article 14
TERMINATION

14.1	Cash Manager Termination Events
(a)	If any of the following events (each a “Cash Manager Termination Event”) occurs:
(i)	the Cash Manager defaults in the payment on the due date of any payment due and payable by it under this Agreement or in the performance of its obligations under Sections 4.3 and 4.4 hereof and such default continues unremedied for a period of five (5) Toronto Business Days after the Cash Manager becoming aware of such default; or
(ii)	the Cash Manager defaults in the performance or observance of any of its other covenants and obligations under this Agreement, or any representation or warranty of the Cash Manager is incorrect and such default continues unremedied for a period of thirty (30) days after the Cash Manager becoming aware of such default or misrepresentation; or
(iii)	an Insolvency Event occurs in respect of the Cash Manager;
(iv)	a Rating Agency downgrading or withdrawing the issuer default rating or the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Cash Manager, as applicable, below the Cash Manager Required Ratings (unless the Cash Manager obtains an unconditional and unlimited guarantee of its obligations under this Agreement from a credit support provider whose unsecured, unguaranteed

20

and unsubordinated debt ratings and issuer default ratings, as applicable, meet the requirements of the relevant Rating Agencies (including the Cash Manager Required Ratings) within thirty (30) Toronto Business Days of the first downgrade below any of the Cash Manager Required Ratings); or

(v)	an Issuer Event of Default (A) occurs and is continuing, or (B) has previously occurred and is continuing, at any time that the Guarantor is Independently Controlled and Governed (provided that the Cash Manager is the Issuer or an Affiliate thereof), then the Guarantor and/or the Bond Trustee (x) may at once or at any time thereafter while such default continues by notice in writing to the Cash Manager, or (y) in the case of an occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(iv) above at any time that the Guarantor is not Independently Controlled and Governed, shall, terminate its appointment as Cash Manager under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice; provided that any termination resulting from the occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(ii) above in respect of the Cash Manager’s default in the performance or observance of any of its covenants and obligations under this Agreement shall be subject to the consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that such termination would be materially prejudicial to the interests of the Covered Bondholders.

(b)	Upon the occurrence of a Cash Manager Termination Event described in paragraph 14.1(a)(iv) that is cured as provided for therein, the Guarantor shall forthwith notify CMHC of the identity of the guarantor of the Cash Manager’s obligations and the ratings by each of the Rating Agencies of the short-term, unsecured, unsubordinated and unguaranteed debt obligations of such guarantor or its issuer default rating, as applicable.
(c)	Upon termination of the appointment of the Cash Manager pursuant to this Section 14.1, the Guarantor will use commercially reasonable efforts to appoint a Substitute Cash Manager (but will have no liability to any Person in the event that, having used commercially reasonable endeavours, it is unable to appoint a Substitute Cash Manager).
(d)	Any Substitute Cash Manager:
(i)	must agree to enter into an agreement substantially on the same terms as the relevant provisions of this Agreement or on such terms as are satisfactory to the Guarantor and the Bond Trustee;
(ii)	must have cash management experience and is subject to the prior written approval of the Guarantor and the Bond Trustee (such consent not to be unreasonably withheld, delayed or made subject to conditions); and
(iii)	must be a party with respect to which the Rating Agency Condition has been satisfied.

21
14.2	Resignation of Cash Manager

The Cash Manager may resign and terminate its appointment as Cash Manager under this Agreement upon the expiry of not less than 12 months' notice of termination given by the Cash Manager to the Guarantor and the Bond Trustee (or such shorter time as may be agreed between the Cash Manager, the Guarantor and the Bond Trustee) provided that:

(a)	a Substitute Cash Manager will be appointed, such appointment to be effective not later than the date of such resignation;
(b)	such Substitute Cash Manager has cash management experience and is approved by each of the Guarantor and the Bond Trustee;
(c)	the Substitute Cash Manager enters into an agreement substantially on the same terms as the relevant provisions of this Agreement (or on such terms as are satisfactory to the Guarantor and the Bond Trustee) and the Cash Manager will not be released from its obligations under the relevant provisions of this Agreement until such Substitute Cash Manager has entered into such new agreement and the rights of the Guarantor under such agreement are charged in favour of the Bond Trustee on terms satisfactory to the Bond Trustee; and
(d)	the Rating Agency Condition has been satisfied with respect to such resignation and the appointment of the Substitute Cash Manager, unless otherwise agreed by an Extraordinary Resolution of the Covered Bondholders.
14.3	Effect of Termination or Resignation
(a)	On and after termination of the appointment or resignation of the Cash Manager under this Agreement pursuant to this Article 14, all authority and power of the Cash Manager under this Agreement will be terminated and be of no further effect and the Cash Manager will not thereafter hold itself out in any way as the agent of the Guarantor pursuant to this Agreement.
(b)	Upon termination of the appointment or resignation of the Cash Manager under this Agreement pursuant to this Article 14, the Cash Manager will:
(i)	forthwith deliver (and in the meantime hold on trust for, and to the order of, the Guarantor or the Bond Trustee, as the case may be) to the Guarantor or the Bond Trustee, as the case may be, or as the Guarantor or the Bond Trustee will direct (and in the event of a conflict between directions from the Guarantor and directions from the Bond Trustee, the directions of the Bond Trustee will prevail), all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belongings of the Guarantor or the Bond Trustee, as the case may be (if practicable, on the date of receipt), any funds then held by the Cash Manager on behalf of the Guarantor or the Bond Trustee and any other assets of the Guarantor and the Bond Trustee;

22
(ii)	take such further action as the Guarantor or the Bond Trustee, as the case may be, may reasonably direct at the expense of the Cash Manager (including in relation to the appointment of a Substitute Cash Manager), provided that the Guarantor or the Bond Trustee, as the case may be, will not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction (and in the event of a conflict between the directions of the Guarantor and the directions of the Bond Trustee, the directions of the Bond Trustee will prevail);
(iii)	provide all relevant information contained on computer records in the form of a flat file and/or upon electronic media (including, but not limited to, CD-ROM) together with details of the layout of the files set out in such flat file and/or such electronic media; and
(iv)	co-operate and consult with and assist the Guarantor or the Bond Trustee or its nominee, as the case may be (which will, for the avoidance of doubt, include any Receiver appointed by it), for the purposes of explaining the file layouts and the format of the flat file/electronic media containing such computer records on the computer system of the Guarantor or the Bond Trustee or such nominee, as the case may be.
14.4	General Provisions Relating to Termination or Resignation
(a)	Termination of this Agreement, the termination or resignation of the Cash Manager and/or the appointment of a Substitute Cash Manager under this Agreement will be without prejudice to the liabilities of the Guarantor and the Bond Trustee to the Cash Manager or vice versa incurred before the date of such termination. No Cash Manager will have any right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Guarantor or the Bond Trustee.
(b)	This Agreement, except as otherwise agreed between the Guarantor and the Cash Manager, and consented to by the Bond Trustee, will terminate automatically at such time as the Guarantor's obligations under the Covered Bond Guarantee have been discharged and the Charged Property constituted by the Security Agreement has been released.
(c)	On termination of the appointment of the Cash Manager or resignation of the Cash Manager under the provisions of this Article 14, the Cash Manager will be entitled to receive all fees and other funds accrued up to (but excluding) the date of termination or resignation but will not be entitled to any other or further compensation. Such funds so receivable by the Cash Manager solely in its capacity as cash manager, will be paid by the Guarantor, on the dates on which they would otherwise have fallen due hereunder and under the terms of the Guarantor Agreement and the Security Agreement. For the avoidance of doubt, such termination or resignation will not affect the Bank's rights to receive

23

payment of all amounts (if any) due to it from the Guarantor other than in its capacity as cash manager under this Agreement.

(d)	Any provision of this Agreement which is stated to continue after termination of the Agreement will remain in full force and effect notwithstanding any termination of this Agreement.
(e)	Upon any termination or resignation of the Cash Manager hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Cash Manager’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Toronto Business Days following such termination or resignation and replacement (unless the replacement Cash Manager has yet to be identified at that time, in which case notice of the replacement Cash Manager may be provided no later than ten (10) Toronto Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Cash Manager, all information relating to the replacement Cash Manager required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Cash Manager.

Article 15
FURTHER ASSURANCE, NO SET-OFF

15.1	Co-operation, etc.

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

15.2	Powers of Attorney

Without prejudice to the generality of Section 15.1 above, the Guarantor will upon request by the Cash Manager forthwith give to the Cash Manager such further powers of attorney or other written authorizations, mandates or instruments as are necessary to enable the Cash Manager to perform the Cash Management Services.

15.3	No Set-Off

The Bank, as Cash Manager, as Seller, as Servicer and as GDA Provider agrees that it will not:

(a)	set-off or purport to set-off any amount which the Guarantor is or will become obliged to pay to it under this Agreement or any other Transaction Document against any amount from time to time standing to the credit of or to be credited to

24

any of the Guarantor Accounts or any replacement or additional bank account of the Guarantor; or

(b)	make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of any of the Guarantor Accounts or any replacement of additional bank account of the Guarantor.
15.4	Acknowledgement of Servicer and Seller

Each of the Servicer and Seller acknowledge the Cash Management Services to be provided by the Cash Manager and agree to provide all information and assistance reasonably required by the Cash Manager in a timely fashion in order for the Cash Manager to comply with its obligations under this Agreement.

15.5	New Sellers, New Servicers and Successor Servicers

Each of the parties hereto agrees to make all changes that are reasonably necessary or desirable to this Agreement following the accession of a New Seller, New Servicer and/or Successor Servicer, as the case may be, to any one or more of the Transaction Documents.

Article 16
BOND TRUSTEE

16.1	Change of Bond Trustee

In the event that there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed in accordance with the Security Agreement, as the case may be, the Cash Manager, solely in its capacity as cash manager, will execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding will give notice thereof to the Rating Agencies.

16.2	Limitation of Liability of Bond Trustee
(a)	For the avoidance of doubt, the Bond Trustee will, without prejudice to the obligations of the Guarantor, as the case may be, or any Receiver appointed pursuant to the Security Agreement in respect of such amounts, not be liable to pay any amounts due under Article 10 (Remuneration) and Article 11 (Costs and Expenses) hereof.
(b)	It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee will not assume or have any obligations or liabilities to the Cash Manager or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to

25

amendments to this Agreement pursuant to Article 20 (Amendments, Variation and Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the terms of the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee's absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 of the Security Agreement.

Article 17
limitation of liability

17.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

Article 18
CONFIDENTIALITY

18.1	Confidentiality

During the continuance of this Agreement or after its termination, each of the Guarantor, the Cash Manager, the Seller, the Servicer, the GDA Provider and the Bond Trustee (in their respective capacities) will use their best endeavours not to disclose to any Person, firm, or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and will use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Article 18 will not apply:

(a)	to any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents;
(b)	to any information subsequently received by the recipient which it would otherwise be free to disclose;
(c)	to any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;
(d)	to any extent that the recipient is required to disclose the same pursuant to and in accordance with (i) the Transaction Documents, (ii) any law or order of any court of competent jurisdiction, (iii) any direction, request or requirement (whether or

26

not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators), or (iv) the CMHC Guide and the Covered Bond Legislative Framework;

(e)	to the extent that the recipient needs to disclose the same for determining the existence of, or declaring, an Issuer Event of Default, a Guarantor Event of Default or a Cash Manager Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such Persons as require to be informed of such information for such purposes; or
(f)	in relation to any information disclosed to the professional advisers of the recipient, a Purchaser of any Loans and their Related Security in accordance with the terms of the Transaction Documents, or (in connection with the review of current ratings of any Covered Bonds issued under the Program or with a prospective rating of any debt to be issued by the Issuer) to any Rating Agency or any prospective Substitute Cash Manager or prospective new Bond Trustee.

Article 19
NOTICES

19.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand or by e-mail or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (if by e-mail), when confirmation of receipt is received, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. time on a Toronto Business Day or on the next Toronto Business Day if delivered thereafter or on a day which is not a Toronto Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)	in the case of The Bank of Nova Scotia in its capacity as Cash Manager, Seller and Servicer, to The Bank of Nova Scotia, at its Executive Offices, Scotia Plaza, 44 King Street West, Toronto, ON M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(b)	in the case of the Guarantor, to Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, ON M5H 1H1 (facsimile number 416-945-4001) for the attention of Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com; and

27
(c)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 (facsimile number 416-981-9777) for the attention of Manager, Corporate Trust, e-mail: corporatetrust.toronto@computershare.com;

or to such other physical or e-mail address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Article 19.

Article 20
AMENDMENTS, VARIATION AND WAIVER

20.1	Amendments, Variation and Waiver

Any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement will be effective unless it is in writing and signed by (or by some Person duly authorized by) each of the parties. Each proposed amendment or waiver of this Agreement that is considered by the Guarantor to be a material amendment or waiver will be subject to the satisfaction of the Rating Agency Condition and the Guarantor (or the Cash Manager on its behalf) will deliver notice to the Rating Agencies of any amendment or waiver in respect of which satisfaction of the Rating Agency Condition is not required provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. For certainty, any amendment to (a) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (b) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right. Notwithstanding the foregoing, any amendment to this Agreement for the purposes of addressing changes to the CMHC Guide referenced in the proviso to the definition of “Latest Valuation” shall not require the consent of any party nor shall it require satisfaction of the Rating Agency Condition.

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

Article 21
Non-Petition

21.1	Non-Petition

The Cash Manager, the GDA Provider, the Seller and the Servicer agree that they will not institute against, or join any other party in instituting against, the Guarantor, or any general partners of the Guarantor, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency

28

or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party.

Article 22
NO AGENCY OR PARTNERSHIP

22.1	No Agency or Partnership

It is hereby acknowledged and agreed by the parties that nothing in this Agreement will be construed as giving rise to any relationship of agency, save as expressly provided herein, or partnership between the parties and that in fulfilling its obligations hereunder, each party will be acting entirely for its own account.

Article 23
ASSIGNMENT

23.1	Assignment

Subject always to the provisions of Article 13 of the Mortgage Sale Agreement and Section 23.2 herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Toronto Business Days’ prior written notice of such assignment to DBRS.

23.2	Assignment under Security Agreement

The parties hereto, other than the Bond Trustee and the Guarantor, acknowledge that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement, the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right such Parties hereby waive) and such Parties hereby waive as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between one or more of such parties and the Guarantor.

29

Article 24
GOVERNING LAW

24.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

24.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

Article 25
EXECUTION IN COUNTERPARTS

25.1	Execution in Counterparts

This Agreement may be executed in any number of counterparts (manually, e-mail or by facsimile or pdf format), each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

[The remainder of this page left intentionally blank]

30

IN WITNESS WHEREOF the parties hereto have executed on the day and year first before written.

THE BANK OF NOVA SCOTIA, as Cash Manager, GDA Provider, Seller and Servicer

By:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCHEDULE 1

THE CASH MANAGEMENT SERVICES

The Cash Manager will:

(a)	use amounts held for and on behalf of the Guarantor, and operate the Guarantor Accounts and ensure that payments are made into and from such accounts in accordance with this Agreement and any other applicable Transaction Document provided however that nothing herein will require the Cash Manager to make funds available to the Guarantor to enable such payments to be made other than as expressly required by the provisions of this Agreement and nothing herein will constitute a guarantee, indemnity or other similar obligation by or of the Cash Manager of or in relation to all or any of the obligations of the Guarantor under any of the Transaction Documents;
(b)	keep any records necessary for all Taxation purposes;
(c)	provide accounting services, including reviewing receipts and payments, supervising and assisting in the preparation of interim statements and final accounts and supervising and assisting in the preparation of Tax returns;
(d)	on behalf of the Guarantor, provided that such funds are at the relevant time available to the Guarantor, pay all the out-of-pocket expenses of the Guarantor, properly incurred by the Cash Manager on behalf of the Guarantor in the performance of the Cash Manager's duties hereunder, including without limitation:
(i)	all Taxes which may be due or payable by the Guarantor;
(ii)	all registration, transfer, filing and other fees and other charges payable in respect of the sale by the Seller of the Initial Portfolio and any Additional Loans and their Related Security to the Guarantor;
(iii)	all necessary filing and other fees in compliance with regulatory requirements;
(iv)	all legal and audit fees and other professional advisory fees;
(v)	all communication expenses including postage, courier and telephone charges;
(vi)	all premiums payable by the Guarantor in respect of any insurance policies relating to the Loans in the Portfolio; and
(vii)	following the occurrence of an Issuer Event of Default and service of a Notice to Pay on the Guarantor, all fees payable to any stock exchange on which the Covered Bonds are listed but only if the Issuer has not otherwise paid those fees;

(e)	at the written request of the Guarantor or with the prior written consent of the Bond Trustee, invest funds standing from time to time to the credit of the GDA Account (or, as applicable, the Standby GDA Account) in Substitute Assets up to the limit prescribed in the Guarantor Agreement (any such purchase to be at the sole discretion of the Cash Manager), subject to the following provisions:
(i)	any such Substitute Assets will be purchased in the name of the Guarantor;
(ii)	if required by the Bond Trustee on or prior to purchasing any Substitute Assets, the Guarantor has entered into appropriate hedging arrangements with a hedge provider that has the requisite ratings to hedge against the interest rate risk (if any) associated with such Substitute Assets, in each case on terms that are satisfactory to the Bond Trustee;
(iii)	the Bond Trustee has at all times, a valid, perfected first priority Security Interest in any such Substitute Assets, including all hedge arrangements referred to in (ii) above;
(iv)	any costs properly and reasonably incurred in investing in, holding or disposing of any Substitute Assets will be reimbursed to the Cash Manager and the Bond Trustee by the Guarantor;
(v)	all income or other distributions arising on, or proceeds following the disposal or maturity of, any Substitute Assets will be credited to the GDA Account (or, as applicable, the Standby GDA Account);
(vi)	the Cash Manager will not be responsible (save where any loss, liability, claim, expense or damage suffered or incurred results from the Cash Manager's own dishonesty, bad faith, wilful misconduct, gross negligence or reckless disregard or that of its officers, employees or agents) for any loss, liability, claim, expense or damage suffered or incurred by reason of any such Substitute Assets whether by depreciation in value or otherwise provided that such Substitute Assets were made in accordance with the above provisions; and
(vii)	following service of an Asset Coverage Test Breach Notice (until revoked) or a Notice to Pay on the Guarantor, the Cash Manager will take all commercially reasonable steps to sell the Substitute Assets then held in the name of the Guarantor and the Bond Trustee as quickly as reasonably practicable and for the best price then reasonably available and credit the proceeds thereof to the GDA Account (or, as applicable, the Standby GDA Account);
(f)	procure (so far as the Cash Manager, using all commercially reasonable endeavours, is able so to do) compliance by the Guarantor with all applicable legal requirements and with the terms of the Transaction Documents to which the Guarantor is a party, provided always that the Cash Manager will not lend or provide any sum to the Guarantor and the Cash Manager will have no liability whatsoever to the Guarantor, the Bond Trustee or any other Person for any failure by the Guarantor to make any payment due, or to perform its other obligations, under any of the Transaction Documents other than to the extent arising from the Cash Manager failing to perform any of its obligations under this Agreement (but without prejudice to the obligations of the Bank in its separate capacities as Servicer, Seller, lender under the Intercompany Loan Agreement and as a Partner of the Guarantor);

(g)	(i)	act as calculation agent pursuant to the terms of the Interest Rate Swap Agreement and make the calculations referred to therein and notify the Guarantor and the Bond Trustee of all amounts, balances and rates; and
(ii)	if on or prior to the repayment in full of the relevant Series of Covered Bonds, the Interest Rate Swap Agreement is terminated (other than as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Interest Rate Swap Agreement) or the service of an Guarantor Acceleration Notice on the Guarantor) or a partial termination of the Interest Rate Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, purchase (on behalf of the Guarantor and the Bond Trustee) a new hedge against possible variances in the rate of interest payable on the Loans in the Portfolio (which may, for instance, include variable rates of interest or fixed rates of interest) and the amounts payable on the Intercompany Loan and (following the Covered Bond Swap Effective Date) the Covered Bond Swap Agreement (in each case, to the extent related to the Interest Rate Swap Agreement so terminated). The Cash Manager may apply any early termination payment received from the Interest Rate Swap Provider pursuant to the Interest Rate Swap Agreement for such purpose;
(h)	(i)	act as calculation agent pursuant to the terms of the Covered Bond Swap Agreement and make the calculations referred to therein and notify the Guarantor and the Bond Trustee of all amounts, balances and rates, and
(ii)	if on or prior to the repayment in full of the relevant Series of Covered Bonds, the Covered Bond Swap Agreement is terminated (other than as a result of an Event of Default (as defined in the Covered Bond Swap Agreement) where the Guarantor is the Defaulting Party (as defined in the Covered Bond Swap Agreement) or the service of a Guarantor Acceleration Notice on the Guarantor), or a partial termination of the Covered Bond Swap Agreement as a result of a sale of Loans and their Related Security by the Guarantor, purchase (on behalf of the Guarantor and the Bond Trustee) a new swap to hedge against currency and/or other risks arising, following the Covered Bond Swap Effective Date, in respect of amounts received by the Guarantor under the Interest Rate Swap Agreement and amounts payable in respect of its obligations under the Covered Bond Guarantee. The Cash Manager may apply an early termination payment received from the Covered Bond Swap Provider pursuant to the relevant Covered Bond Swap Agreement for such purpose;

(i)	if an Investor Put is specified in the Final Terms Document for a Covered Bond, then and if to the extent specified in the applicable Final Terms Document, upon the Covered Bondholder giving the required notice in accordance with the Terms and Conditions, prior to the expiry of such notice, notify the Bond Trustee in writing whether there are sufficient funds available to pay any termination payment due to the Covered Bond Swap Provider;
(j)	assist the Auditors, if applicable, of the Guarantor and provide such information to the Auditors as the Auditors may reasonably request for the purpose of carrying out its duties as Auditors;
(k)	make all filings, give all notices and make all registrations and other notifications required in the day-to-day operation of the Guarantor or required to be given by the Guarantor pursuant to the Transaction Documents;
(l)	provide or procure the provision of secretarial and administration services to the Guarantor, including the keeping of all registers and the making of all returns and filings required by applicable law or regulatory authorities; and
(m)	at any time the Guarantor makes a repayment on the Demand Loan, in whole or in part, calculate the Asset Coverage Test, as of the date of repayment to confirm the then outstanding balance on the Demand Loan and that the Asset Coverage Test will be met on the date of repayment after giving effect to such repayment.

SCHEDULE 2

CASH MANAGEMENT AND MAINTENANCE OF LEDGERS

1.	Determination
(a)	The Managing GP (or the Cash Manager on its behalf) shall, on or before the Toronto Business Day that is at least two days prior to any Guarantor Payment Date, calculate the amount of Available Revenue Receipts and Available Principal Receipts available for distribution on the immediately following Guarantor Payment Date and the Reserve Fund Required Amount (if applicable)
(b)	Without prejudice to the obligations of the Calculation Agent, the Cash Manager will, if necessary, perform all currency conversions free of charge, cost or expense at the relevant exchange rate (for the purposes of any calculations referred to above, (i) all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g. 9.876541% being rounded down to 9.87654% and (ii) any currency amounts used in or resulting from such calculations will be rounded in accordance with the relevant market practice).
(c)	Each determination made in accordance with this paragraph 1 will (in the absence of demonstrable error) be final and binding on all Persons.
2.	Notification of Determinations
(a)	The Cash Manager may make all the determinations referred to in paragraph 1(a) on the basis that the amount of any Losses will not increase and on the basis of any other reasonable and proper assumptions as the Cash Manager considers appropriate (including without limitation as to the amount of any payments to be made or amounts received under the applicable Priorities of Payments during the period from and including the Guarantor Payment Date following the relevant Calculation Date to but excluding the next following Guarantor Payment Date).

The Cash Manager will notify the Guarantor and the Bond Trustee on request of any such other assumptions and will take account of any representations made by the Issuer and the Bond Trustee (as the case may be) in relation thereto.

(b)	Each determination made in accordance with this paragraph 2 will (in the absence of demonstrable error) be final and binding on all Persons.
(c)	The Cash Manager will procure that the determinations and notifications required to be made by the Guarantor pursuant to the Terms and Conditions of the Covered Bonds are made.

3.	Pre-Acceleration Revenue and Principal Priority of Payments
(a)	On each Guarantor Payment Date, the Guarantor or the Cash Manager on its behalf will transfer funds from the GDA Account (or, as applicable, the Standby GDA Account) to the Transaction Account (or, as applicable, the Standby Transaction Account) in accordance with Article 6 (Priorities of Payments) of the Guarantor Agreement.
(b)	Subject to Section 4.4 of the Cash Management Agreement, prior to a Covered Bond Swap Effective Date, the Cash Manager will cause the Available Principal Receipts and Available Revenue Receipts held by it for and on behalf of the Guarantor and standing to the credit of the Transaction Account to be applied on each Guarantor Payment Date in accordance with the Pre-Acceleration Revenue Priority of Payments or Pre-Acceleration Principal Priority of Payments, as applicable.
4.	Other Payments

Subject to Section 4.4 of the Cash Management Agreement, the Cash Manager agrees, and the Guarantor concurs, that (save as otherwise specified below) amounts may be transferred from the GDA Account (or, as applicable, the Standby GDA Account) to the Transaction Account (or, as applicable, the Standby Transaction Account), and the following payments may be made from the Transaction Account (or, as applicable, the Standby Transaction Account) (to the extent that withdrawal of those amounts would not cause the balance of the Transaction Account to become overdrawn) from amounts held by the Cash Manager for and on behalf of the Guarantor and used on any date:

(i)	if any amount has been received from a Borrower for the express purpose of payment being made to a third party for the provision of a service (including giving insurance cover) to either that Borrower or the relevant Seller (in relation to Loans sold by that Seller) or the Guarantor, to pay such amount when due to such third party or, in the case of the payment of an insurance premium, where such third party and the Cash Manager have agreed that payment of commission should be made by deduction from such insurance premium, to pay such amount less such commissions when due to such third party and to pay such commission to the Cash Manager and to pay any premiums in respect of any insurance policies obtained or held by the Guarantor in accordance with the terms of the Guarantor Agreement or relating to any Loan comprised in the Covered Bond Collateral;
(ii)	subject to Section 7.2 of the Mortgage Sale Agreement, to pay to any Person (including the Seller) any amounts due arising from any overpayment by any Person or arising from any reimbursement by any Person of any such overpayment (including, for the avoidance of doubt, where arising from the failure of a direct debit);

(iii)	subject to Section 7.2 of the Mortgage Sale Agreement, to pay when due (but subject to any right to refuse or withhold payment or of set-off that has arisen by reason of the Borrower’s breach of the terms of the relevant Mortgage or Loan) any amount payable to a Borrower under the terms of the Mortgage or the Loan to which that Borrower is a party;
(iv)	to pay when due and payable any amounts due and payable by the Guarantor to third parties and incurred without breach by the Guarantor of the Guarantor Agreement where payment is not provided for elsewhere in the Pre-Acceleration Revenue Priority of Payments or the Pre-Acceleration Principal Priority of Payments;
(v)	to refund any amounts due arising from the rejection of any payments in respect of a Loan and any other amounts which have not been received by the Guarantor as cleared funds; and
(vi)	to pay to the relevant Seller any amounts owed to the Seller(s) pursuant to Article 5 of the Mortgage Sale Agreement.
5.	Use of Ledgers
(a)	The Cash Manager shall forthwith record monies received or payments made by it on behalf of the Guarantor in the Ledgers in the manner set out in this Agreement and the Guarantor Agreement.
(b)	A debit item shall only be made in respect of any of the Ledgers and the corresponding payment or transfer (if any) may only be made from amounts held for and on behalf of the Guarantor in the GDA Account (or, as applicable, the Standby GDA Account) or the Transaction Account (or, as applicable, the Standby Transaction Account), as the case may be, to the extent that such entry does not cause the relevant Ledger to have a debit balance.
(c)	Following the service of a Notice to Pay on the Guarantor:
(i)	the Cash Manager shall not be obliged to maintain the Ledgers other than the Capital Account Ledger and the Intercompany Loan Ledger; and
(ii)	the Cash Manager shall establish any new Ledgers required by the Guarantor or the Bond Trustee to record payments in respect of obligations of the Guarantor under the Covered Bond Guarantee or otherwise.
6.	Revenue Ledger

The Cash Manager shall ensure that:

(a)	the following amounts shall be credited to the Revenue Ledger:

(i)	all Revenue Receipts;
(ii)	all interest received by the Guarantor on the Guarantor Accounts;
(iii)	all amounts received by the Guarantor representing income on any such Substitute Assets;
(iv)	all amounts received by the Guarantor under any Interest Rate Swap Agreement on a Guarantor Payment Date (but excluding any early termination payments under the Swap Agreements and Swap Collateral Excluded Amounts); and
(v)	any other revenue income of the Guarantor which is not referred to in paragraphs (i) to (iv) above and which is not referred to in the receipts to be credited to the Principal Ledger in paragraph 7 below; and
(b)	any payment or provision made under the Pre-Acceleration Revenue Priority of Payments or made under paragraph 5 above (but only to the extent that such payment made under paragraph 5 has been recorded as a receipt on the Revenue Ledger), shall be debited to the Revenue Ledger.
7.	Principal Ledger

The Cash Manager shall ensure that:

(a)	all Principal Receipts shall be credited to the Principal Ledger; and
(b)	any payment or provision made under the Pre-Acceleration Principal Priority of Payments or made under paragraph 3 above (but only to the extent that such payment made under paragraph 3 has been recorded as a receipt on the Principal Ledger), shall be debited to the Principal Ledger.
8.	Capital Account Ledgers
(a)	The Cash Manager shall ensure that each Capital Contribution made by a Partner shall be credited to that Partner’s Capital Account Ledger or, as applicable, debited from that Partner’s Capital Account Ledger where a Capital Distribution has been made pursuant to Section 3.6 of the Guarantor Agreement. The Cash Manager shall record on each Partner’s Capital Account Ledger whether the relevant Capital Contribution was a Cash Capital Contribution or a Capital Contribution in Kind.
(b)	The Cash Manager shall ensure that each Capital Distribution to a Partner shall be debited to that Partner’s Capital Account Ledger.
9.	Reserve Ledger

The Cash Manager shall ensure that:

(a)	any amounts (or part thereof) borrowed by the Guarantor under the Intercompany Loan Agreement that are specifically required to be credited to the Reserve Fund, shall be credited to the Reserve Ledger; and
(b)	amounts shall be credited to the Reserve Ledger in accordance with the Pre-Acceleration Revenue Priority of Payments; and
(c)	amounts shall be debited to the Reserve Ledger on each Guarantor Payment Date in order to be applied in accordance with the Pre-Acceleration Revenue Priority of Payments or, as applicable, the Guarantee Priority of Payments.
10.	Intercompany Loan Ledger

The Cash Manager shall ensure that each Advance, each repayment, all payments of interest and repayments of principal on each Advance under the Intercompany Loan Agreement are recorded in the Intercompany Loan Ledger at the appropriate time.

11.	Payment Ledger

The Cash Manager shall ensure that all payments, and the Person to whom such payments are made and the source of such payments are recorded in the Payment Ledger at the appropriate time.

12.	Pre-Maturity Liquidity Ledger

The Cash Manager will ensure that all credits and debits of funds in respect of any Series of Hard Bullet Covered Bonds are recorded in the Pre-Maturity Liquidity Ledger at the appropriate time.

13.	Payments to Principal Paying Agent

Each of the Bond Trustee and the Guarantor agree that all amounts payable by the Cash Manager in respect of the Intercompany Loan or under the Covered Bond Guarantee, in accordance with the applicable Priorities of Payments, may be paid directly to the Principal Paying Agent.

SCHEDULE 3

FORM OF INVESTOR REPORT

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:

This report contains information regarding Scotiabank Covered Bond Program Cover Pool as of the indicated Calculation Date.  The composition of the Cover Pool will change as Loans (and their Related Security) are added and removed from the Cover Pool from time to time and, accordingly, the characteristics and performance of the Loans (and their Related Security) in the Cover Pool will vary over time.

This material is for distribution only under such circumstances as may be permitted by applicable law.  This material is published solely for informational purposes and this report does not constitute an invitation or recommendation to invest or otherwise deal in, or an offer to sell or the solicitation of an offer to buy or subscribe for, any security.  Reliance should not be placed on the information herein when making any decision to buy, hold or sell any security or for any other purpose.

The information set forth below has been obtained and based upon sources believed by Scotiabank to be accurate, however, Scotiabank makes no representation or warranty, express or implied, in relation to the accuracy, completeness or reliability of the information contained herein. Past performance should not be taken as an indication or guarantee of future performance, and no representation or warranty, express or implied, is made regarding future performance.   We assume no liability for any errors or any reliance you place on the information provided herein.

Program Information

Outstanding Covered Bonds	Initial		CAD		Expected Legal
Series	Principal Amount	Exchange Rate	Equivalent	Final Legal Maturity	Maturity (if applicable)	Coupon Rate	Rate Type

Total			$0

OSFI Covered Bond Limit			$0

Weighted Average Maturity of Outstanding Covered Bonds (months)
Weighted Average Remaining Term of Loans in Covered Bond Portfolio (months)

Series Ratings	Moody's	Fitch	DBRS

Supplementary Information

Parties to Scotiabank Global Registered Covered Bond Program
Issuer
Guarantor Entity
Servicer & Cash Management
Swap Providers
Covered Bond Trustee and Custodian
Asset Monitor
Account Bank and GDA Provider
Standby Account Bank & GDA Provider
Paying Agent

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:

Supplementary Information (continued)
	Moody's	Fitch	DBRS	S&P
Scotiabank's Credit Ratings(1)(2)
Senior Debt	Aa2	AA-	AA	A+
Subordinated Debt	A2	A+	AA (low)	A-
Short-Term	P-1	F1+	R-1 (high)	A-1
Rating Outlook

Applicable Ratings of Standby Account Bank and GDA Provider
	Moody's	Fitch	DBRS
Senior Debt	P-1	F1 / A	R-1 (middle) / A (low)

Ratings Triggers(2)(3)
A. Party Replacement

If the ratings of the Party falls below the level stipulated below, the party is required to be replaced or in the case of the Swap Providers transfer credit support (applicable only to first downgrade) and replaced itself or obtain a guarantee for its obligations

Role (Current Party)	Moody's	Fitch	DBRS
Account Bank / GDA Provider (Scotiabank)	P-1	F1 and A	R-1 (middle) / AA (low)
Standby Account Bank / Standby GDA Provider (CIBC)	P-1	F1 and A	R-1 (middle) / A (low)
Cash Manager (Scotiabank)	P-1	F2 / BBB+	BBB(low) (long)
Servicer (Scotiabank)	Baa2 (long)	F2	R-1 (middle) / BBB (low)
Interest Rate Swap Provider (Scotiabank)	P-2 / A3	F3 and BBB-	R-2 (high) / BBB (high)
Covered Bond Swap Provider (Scotiabank)	P-2 / A3	F3 and BBB-	R-2 (high) / BBB (high)

Specific Rating Related Action

The following actions are required if the rating of the Cash Manager (Scotiabank) falls bellow the stipulated rating
	Moody's	Fitch	DBRS
(a) Cash Manager is required to direct the Servicer to deposit Revenue Receipts and all Principal Receipts directly into the GDA Account	P-1	F1 / A	R-1 (middle) / AA (low)

The following actions are required if the rating of the Servicer (Scotiabank) falls below the stipulated rating
	Moody's	Fitch	DBRS
(a) Servicer is required to hold any funds belonging to the Guarantor and transfer those funds directly into the GDA Account within two business days	P-1	F1 / A	R-1 (middle) / BBB (low)

The following actions are required if the rating of the Issuer (Scotiabank) falls below the stipulated rating
	Moody's	Fitch	DBRS
(a) Repayment of the Demand Loan	N/A	F2 / BBB+	N/A
(b) Establishment of the Reserve Fund	P-1	F1 / A	R-1 (middle) and A (low)

The following actions are required if the rating of the Issuer (Scotiabank) falls below the stipulated rating
	Moody's	Fitch	DBRS
(a) Cash flows will be exchanged under the Covered Bond Swap Agreement except as otherwise provided in the Covered Bond Swap Agreement	Baa1 (long)	BBB+ (long)	BBB (high) (long)

Each Swap Provider is required to replace itself, transfer credit support or obtain a guarantee of its obligations if the rating of such Swap Provider falls below the specified rating
	Moody's	Fitch	DBRS
(a) Interest Rate Swap Provider	P-1 / A1	F1 and A	R-1 (middle) / A
(b) Covered Bond Swap Provider	P-1 / A1	F1 and A	R-1 (middle) / A

Events of Default and Triggers

Asset Coverage Test (C$ Equivalent of Outstanding Covered Bonds < Asset Value)		Pass
Issuer Event of Default		Nil
Guarantor Event of Default		Nil

(1)Subordinated Debt ratings are not the subject of any ratings related actions or requirements under The Bank of Nova Scotia U.S.$15 billion Global Registered Covered Bond Program

(2)Where only one rating is expressed such rating relates to the short-term rating (unless otherwise specified) and where two ratings are expressed the first is short-term and the second long-term

(3)The discretion of the Scotiabank Covered Bond Guarantor Limited Partnership to waive a required action upon a Rating Trigger may be limited by the terms of the Transaction Documents

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Asset Coverage Test (C$)

Outstanding Covered Bonds

A = Lesser of (i) LTV Adjusted Balance and		A (i)
(ii) Asset Percentage Adjusted True Balance, as adjusted		A (ii)
B = Principal Receipts		Asset Percentage:
C = Cash Capital Contributions		Lesser of A(i) and A(ii)
D = Substitute Assets and / or Authorized Investments
E = Aggregate Amount of proceeds from any sale of
Selected Loans standing to the credit of the GDA
Account and recorded on the Pre-Maturity Liquidity Ledger
Z = Negative Carry Factor Calculation
Total: A + B + C + D + E - Z

Valuation Calculation = Asset Value – Liability Value

Trading Value of Covered Bond

A = lesser of (i) Present Value of outstanding loan balance of
Performing Loans(1) and (ii) 80% of Market Value(2) of
properties securing Performing Loans
B = Principal Receipts
C = Cash Capital Contributions
D = Trading Value of Substitute Assets
E = Reserve Fund Balance
F = Trading Value of Swap Collateral
Present Value Adjusted Aggregate Asset Amount
Total: A + B + C + D + E +F

Intercompany Loan Balance

Guarantee Loan
Demand Loan
Total

Portfolio Losses

Period End	Write off Amounts	Loss Percentage (annualized)

Portfolio Flow of Funds

Cash Inflows
Principal Receipts
Proceeds for Sale of Loans
Revenue Receipts
Swap Receipts
Cash Outflows
Swap Payment
Intercompany Loan Interest
Intercompany Loan Principal
Intercompany Loan Repayment
Net Inflows/(outflows)

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Portfolio Summary Statistics

Previous Month Ending Balance
Current Month Ending Balance
Number of Mortgage Loans in Pool
Average Loan Size
Number of Properties
Number of Borrowers

Weighted Average Rate for Loans
Weighted Average Original Term for Loans		(Months)
Weighted Average Remaining Term for Loans		(Months)
Weighted Average Seasoning for Loans		(Months)
Weighted Avg of Authorized LTV of Loans
Weighted Avg of Original LTV1 of Loans
Weighted Average Current LTV for Loans
Substitute Assets
(i) Type
(ii) Amounts
(iii) Ratings
(iv) Regulatory Cap

Portfolio Delinquency Distribution

Aging Summary	Number of Loans	Percentage	Principal Balance	Percentage
Current and < 30 Days Past Due
30 to 59 Days Past Due
60 to 89 Days Past Due
90 or > Days Past Due
Total

Portfolio Provincial Distribution

Province	Number of Loans	Percentage	Principal Balance	Percentage
Alberta
British Columbia
Manitoba
New Brunswick
Newfoundland
Northwest Territories
Nova Scotia
Nunavut
Ontario
Prince Edward Island
Quebec
Saskatchewan
Yukon
Total

Portfolio Credit Bureau Score Distribution

Bureau Score	Number of Loans	Percentage	Principal Balance	Percentage
Score Unavailable
599 and below
600-650
651-700
701-750
751-800
800 and above
Total

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Portfolio Rate Type Distribution

Rate Type	Number of Loans	Percentage	Principal Balance	Percentage
Fixed
Variable
Total

Mortgage Asset Type Distribution

Type	Number of Loans	Percentage	Principal Balance	Percentage
STEP
Non-STEP
Total

Portfolio Occupancy Type Distribution

Occupancy Code	Number of Loans	Percentage	Principal Balance	Percentage
Not Owner Occupied
Owner Occupied
Total

Portfolio Mortgage Rate Distribution

Mortgage Rate (%)	Number of Loans	Percentage	Principal Balance	Percentage
3.4999 and Below
3.5000 - 3.9999
4.0000 - 4.4999
4.5000 - 4.9999
5.0000 - 5.4999
5.5000 - 5.9999
6.0000 - 6.4999
6.5000 - 6.9999
7.0000 - 7.4999
7.5000 - 7.9999
8.0000 - 8.4999
8.5000 and Above
Total

Portfolio LTV - Current(1) Distribution

Current LTV (%)	Number of Loans	Percentage	Principal Balance	Percentage
20.00 and Below
20.01-30.00
30.01-40.00
40.01-50.00
50.01-55.00
55.01-60.00
60.01-65.00
65.01-70.00
70.01-75.00
75.01-80.00
80.01 and Above
Total

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Portfolio Remaining Term Distribution

Remaining Term (Months)	Number of Loans	Percentage	Principal Balance	Percentage
Less than 12.00
12.00 - 23.99
24.00 - 35.99
36.00 - 41.99
42.00 - 47.99
48.00 - 53.99
54.00 - 59.99
60.00 - 65.99
66.00 - 71.99
72.00 and Above
Total

Remaining Principal Balance Distribution

Remaining Principal Balance ($)	Number of Loans	Percentage	Principal Balance	Percentage
99,999 and below
100,000-149,999
150,000-199,999
200,000-249,999
250,000-299,999
300,000-349,999
350,000-399,999
400,000-449,999
450,000-499,999
500,000-549,999
550,000-599,999
600,000-649,999
650,000-699,999
700,000-749,999
750,000-799,999
800,000-849,999
850,000-899,999
900,000-949,999
950,000-999,999
1,000,000 and Above
Total

Portfolio Property Distribution

Property Type	Number of Loans	Percentage	Principal Balance	Percentage
Condo
Single Family
Multi Family / Other
Total

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Outstanding Loan Balance
		Current LTV
Province	Delinquency	20.00 and Below	20.01-30.00	30.01-40.00	40.01-50.00	50.01-55.00	55.01-60.00	60.01-65.00	65.01-70.00	70.01-75.00	75.01-80.00	80.01 and Above	Total
Alberta	All	53,147,171.79	83,375,088.30	147,640,423.55	199,898,242.87	88,018,156.70	101,848,335.71	124,596,111.81	135,206,339.78	201,478,759.96	326,171,119.25	-	1,461,379,749.72
Alberta	Current and Less Than 30 Days Past Due	53,147,171.79	83,375,088.30	147,640,423.55	199,898,242.87	88,018,156.70	101,848,335.71	124,596,111.81	135,206,339.78	201,478,759.96	326,171,119.25	-	1,461,379,749.72
Alberta	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Alberta	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Alberta	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
British Columbia	All	149,659,271.36	218,508,912.28	313,222,854.22	352,077,287.99	118,114,655.94	144,277,845.09	177,265,037.94	207,538,523.26	300,448,115.43	372,551,206.15	-	2,353,663,709.66
British Columbia	Current and Less Than 30 Days Past Due	149,659,271.36	218,508,912.28	313,222,854.22	352,077,287.99	118,114,655.94	144,277,845.09	177,265,037.94	207,538,523.26	300,448,115.43	372,551,206.15	-	2,353,663,709.66
British Columbia	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
British Columbia	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
British Columbia	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Manitoba	All	6,085,943.04	8,804,615.27	19,216,801.59	23,190,044.82	14,120,395.24	15,407,218.27	17,161,796.02	21,935,705.61	32,812,978.95	54,584,087.55	-	213,319,586.36
Manitoba	Current and Less Than 30 Days Past Due	6,085,943.04	8,804,615.27	19,216,801.59	23,190,044.82	14,120,395.24	15,407,218.27	17,161,796.02	21,935,705.61	32,812,978.95	54,584,087.55	-	213,319,586.36
Manitoba	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Manitoba	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Manitoba	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
New Brunswick	All	3,995,017.70	6,393,583.01	12,933,597.77	17,884,164.85	8,151,990.24	9,831,239.82	11,727,665.11	15,888,373.58	31,168,065.75	44,729,705.91	-	162,703,403.74
New Brunswick	Current and Less Than 30 Days Past Due	3,995,017.70	6,393,583.01	12,933,597.77	17,884,164.85	8,151,990.24	9,831,239.82	11,727,665.11	15,888,373.58	31,168,065.75	44,729,705.91	-	162,703,403.74
New Brunswick	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
New Brunswick	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
New Brunswick	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Newfoundland	All	3,993,377.38	7,070,353.41	12,641,244.46	20,942,792.63	9,143,927.29	12,081,992.89	16,751,699.07	18,841,707.32	28,037,437.12	44,158,265.16	-	173,662,796.73
Newfoundland	Current and Less Than 30 Days Past Due	3,993,377.38	7,070,353.41	12,641,244.46	20,942,792.63	9,143,927.29	12,081,992.89	16,751,699.07	18,841,707.32	28,037,437.12	44,158,265.16	-	173,662,796.73
Newfoundland	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Newfoundland	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Newfoundland	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
North West Territories	All	102,420.10	79,526.30	307,670.13	139,813.15	489,780.10	242,392.91	-	-	684,003.66	769,744.98	-	2,815,351.33
North West Territories	Current and Less Than 30 Days Past Due	102,420.10	79,526.30	307,670.13	139,813.15	489,780.10	242,392.91	-	-	684,003.66	769,744.98	-	2,815,351.33
North West Territories	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
North West Territories	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
North West Territories	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nova Scotia	All	9,514,599.20	16,295,428.05	27,979,481.35	36,825,569.61	15,374,101.45	18,880,146.65	27,228,011.12	34,747,128.80	43,893,580.24	71,899,811.83	-	302,637,858.30
Nova Scotia	Current and Less Than 30 Days Past Due	9,514,599.20	16,295,428.05	27,979,481.35	36,825,569.61	15,374,101.45	18,880,146.65	27,228,011.12	34,747,128.80	43,893,580.24	71,899,811.83	-	302,637,858.30
Nova Scotia	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nova Scotia	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nova Scotia	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nunavut	All	-	-	-	-	-	-	-	-	-	-	-	-
Nunavut	Current and Less Than 30 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nunavut	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nunavut	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Nunavut	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Ontario	All	283,989,563.12	444,468,051.02	684,079,755.69	841,542,009.51	317,611,053.55	364,433,720.55	488,637,439.55	546,504,021.31	915,089,506.45	1,279,926,895.87	-	6,166,282,016.62
Ontario	Current and Less Than 30 Days Past Due	283,989,563.12	444,468,051.02	684,079,755.69	841,542,009.51	317,611,053.55	364,433,720.55	488,637,439.55	546,504,021.31	915,089,506.45	1,279,926,895.87	-	6,166,282,016.62
Ontario	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Ontario	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Ontario	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Prince Edward Island	All	948,675.96	2,034,804.32	3,406,637.71	4,184,437.78	1,390,610.25	1,500,078.28	2,325,055.48	4,776,064.88	5,549,110.58	10,786,930.75	-	36,902,405.99
Prince Edward Island	Current and Less Than 30 Days Past Due	948,675.96	2,034,804.32	3,406,637.71	4,184,437.78	1,390,610.25	1,500,078.28	2,325,055.48	4,776,064.88	5,549,110.58	10,786,930.75	-	36,902,405.99
Prince Edward Island	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Prince Edward Island	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Prince Edward Island	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Quebec	All	56,833,000.67	103,222,297.23	143,392,474.37	158,218,467.52	70,730,201.79	79,632,892.09	89,151,227.98	90,231,229.37	139,457,907.30	184,616,491.94	-	1,115,486,190.26
Quebec	Current and Less Than 30 Days Past Due	56,833,000.67	103,222,297.23	143,392,474.37	158,218,467.52	70,730,201.79	79,632,892.09	89,151,227.98	90,231,229.37	139,457,907.30	184,616,491.94	-	1,115,486,190.26
Quebec	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Quebec	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Quebec	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Saskatchewan	All	6,904,786.95	12,974,230.30	23,203,949.82	35,031,040.79	14,214,317.51	21,755,949.35	23,907,524.25	28,676,949.86	40,496,752.13	77,136,690.82	-	284,302,191.78
Saskatchewan	Current and Less Than 30 Days Past Due	6,904,786.95	12,974,230.30	23,203,949.82	35,031,040.79	14,214,317.51	21,755,949.35	23,907,524.25	28,676,949.86	40,496,752.13	77,136,690.82	-	284,302,191.78
Saskatchewan	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Saskatchewan	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Saskatchewan	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Yukon	All	716,203.84	1,156,980.16	3,130,483.44	4,020,205.81	3,107,985.11	1,713,545.65	3,530,036.08	3,109,439.54	3,803,734.98	9,376,298.92	-	33,664,913.53
Yukon	Current and Less Than 30 Days Past Due	716,203.84	1,156,980.16	3,130,483.44	4,020,205.81	3,107,985.11	1,713,545.65	3,530,036.08	3,109,439.54	3,803,734.98	9,376,298.92	-	33,664,913.53
Yukon	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Yukon	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Yukon	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-
Total	All	575,890,031.11	904,383,869.65	1,391,155,374.10	1,693,954,077.33	660,467,175.17	771,605,357.26	982,281,604.41	1,107,455,483.31	1,742,919,952.55	2,476,707,249.13	-	12,306,820,174.02
	Current and Less Than 30 Days Past Due	575,890,031.11	904,383,869.65	1,391,155,374.10	1,693,954,077.33	660,467,175.17	771,605,357.26	982,281,604.41	1,107,455,483.31	1,742,919,952.55	2,476,707,249.13	-	12,306,820,174.02
	30 to 59 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
	60 to 89 Days Past Due	-	-	-	-	-	-	-	-	-	-	-	-
	90 Days or More Past Due	-	-	-	-	-	-	-	-	-	-	-	-

Scotiabank Global Registered Covered Bond Program Monthly Investor Report Calculation Date: Distribution Date:
Outstanding Loan Balance

Outstanding Balance	Current LTV
Credit Score	20.00 and Below	20.01-30.00	30.01-40.00	40.01-50.00	50.01-55.00	55.01-60.00	60.01-65.00	65.01-70.00	70.01-75.00	75.01-80.00	Grand Total
Score Unavailable	177,059	666,043	690,527	1,758,266	889,823	726,995	1,208,405	1,152,103	594,156	1,892,986	9,756,364
<599	10,528,809	17,674,645	37,182,065	43,951,512	2,875,189	2,209,838	3,770,261	1,685,066	4,681,572	12,621,289	137,180,247
600-650	17,104,396	39,769,872	76,346,824	78,253,693	2,494,345	5,218,249	6,597,009	8,620,411	12,900,657	19,310,178	266,615,635
651-700	59,681,724	112,508,094	165,614,887	192,622,755	14,172,480	16,562,602	23,354,159	31,423,325	49,814,316	77,259,868	743,014,210
701-750	89,285,238	147,339,250	222,838,020	252,350,577	52,084,270	71,549,342	92,250,516	119,914,397	201,239,371	308,012,124	1,556,863,104
751-800	223,433,488	339,981,674	515,973,465	684,071,015	344,459,475	424,264,283	554,503,452	630,288,089	973,558,576	1,406,371,713	6,096,905,230
>800	175,679,316	246,444,291	372,509,585	440,946,258	243,491,594	251,074,048	300,597,803	314,372,092	500,131,305	651,239,091	3,496,485,384
Grand Total	575,890,031	904,383,870	1,391,155,374	1,693,954,077	660,467,175	771,605,357	982,281,604	1,107,455,483	1,742,919,953	2,476,707,249	12,306,820,174